EXHIBIT 99(a)


                                  PRESS RELEASE
                                  -------------


FOR IMMEDIATE RELEASE
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                         CARNEGIE BANCORP ANNOUNCES 43%

                              INCREASE IN EARNINGS



Princeton, New Jersey - July 14, 1997. Carnegie Bancorp announced that it had earned net income after taxes for the quarter ended June 30, 1997 of $806,000, compared to $564,000 for the same period last year, an increase of 43%. Primary and fully diluted net income per share for the second quarter 1997 were $.34 and $.35 respectively, compared to $.27 per share for both primary and fully diluted net income for the second quarter 1996.

For the six months ended June 30, 1997, income after taxes increased to $1,573,000, ($.68 per share for primary and $.67 per share for fully diluted net income), compared to $1,170,000 ($.56 per share for both primary and fully diluted net income) for the same period in 1996, representing an increase of 34%. Shares outstanding increased to 2,146,758 at June 30, 1997, compared to 1,843,059 at June 30, 1996.

As of June 30, 1997, total loans increased to $270 million, or an increase of 39% over the same period last year. Carnegie posted over $371 million in total assets, an increase of 34% compared to 1996. For the second quarter 1997, the Company's total deposits increased to $327 million, or an increase of 49% over the same period last year.

Carnegie Bank, N.A. is the single subsidiary of Carnegie Bancorp. The Bank serves small businesses, professionals and high net worth individuals through its branch offices located in Princeton, Hamilton, Marlton, Denville, Toms River, Montgomery Township and Flemington, New Jersey and Langhorne, Pennsylvania. The Company's stock is listed on the NASDAQ National Market System. Its trading symbol for common stock is CBNJ and CBNJW for warrants.

FOR FURTHER INFORMATION, PLEASE CONTACT: Thomas L. Gray, Jr.,
President (609) 243-7500.



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